Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:05 PM 06/15/2022 FILED 01:05 PM 06/15/2022 SR 20222732186 - File Number 2894506

CERTIFICATE OF ELIMINATION

OF

SERIES A CONVERTBILE PREFERRED STOCK

AND

SERIES B CONVERTBILE PREFERRED STOCK

OF

POLARITYTE, INC.

(Pursuant to Section 151(g)

of the General Corporation Law of the State of Delaware)

PolarityTE, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: that the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation establishing 3,000.000435 shares of the Series A Convertible Preferred Stock of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on March 16, 2022 (the “Series A Certificate of Designation”).

SECOND: that the Certificate of Designation of Series B Convertible Preferred Stock of the Corporation establishing 2,000.00029 shares of the Series B Convertible Preferred Stock of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on March 16, 2022 (the “Series B Certificate of Designation”).

THIRD: that no shares of said Series A Convertible Preferred Stock of the Corporation are outstanding and no shares thereof will be issued subject to the Series A Certificate of Designation.

FOURTH: that no shares of said Series B Convertible Preferred Stock of the Corporation are outstanding and no shares thereof will be issued subject to the Series B Certificate of Designation.

FIFTH: that by unanimous written consent duly adopted by of the Board of Directors of the Corporation (the “Board”) on June 15, 2022, in accordance with the (Third) Restated Certificate of Incorporation, as amended, and Restated Bylaws of the Corporation, the Board adopted and approved the following resolution approving, authorizing, and directing the elimination of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Corporation:

RESOLVED, that the Authorized Officers of the Corporation be and hereby severally are authorized, empowered and directed, in the name and on behalf of the Corporation, to execute, acknowledge and file, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, a certificate of elimination setting forth that none of the existing Series A Convertible Preferred Stock and none of the Series B Convertible Preferred Stock are outstanding, that none of the Series A Convertible Preferred Stock will be issued pursuant to the certificate of designation of Series A Convertible Preferred Stock of the Corporation governing such series originally filed by the Corporation with the Secretary of State of the State of Delaware on March 16, 2022, that none of the Series B Convertible Preferred Stock will be issued pursuant to the certificate of designation of Series B Convertible Preferred Stock of the Corporation governing such series originally filed by the Corporation with the Secretary of State of the State of Delaware on March 16, 2022, and that the shares that were designated as Series A Convertible Preferred Stock and the shares that were designated as Series B Convertible Preferred Stock are returned to the status of authorized and unissued shares of the preferred stock of the Corporation, without designation, and thereby eliminating from the Corporation’s (Third) Restated Certificate of Incorporation, as amended, all matters set forth in the certificate of designation for the Series A Convertible Preferred Stock with respect to such series and all matters set forth in the certificate of designation for the Series B Convertible Preferred Stock with respect to such series, in such form as the officer executing the same shall determine to be necessary, advisable, or appropriate, such determination to be conclusively established by the execution thereof;

FOURTH: that in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the (Third) Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended to eliminate all references to the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 15th day of June 2022.

POLARITYTE, INC.

By:	/s/ Mark Lehman
Mark Lehman, Chief Legal Officer
(authorized officer)

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